EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 1, 2005, is made and entered into by and between Scottish Holdings, Inc., a company formed and existing under the laws of the State of Delaware (the "Company") and Gary Dombowsky (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Company desires to obtain the Executive's management and executive services by directly engaging Executive as Executive Vice President Chief Operating Officer of the Company;

     WHEREAS, in order to induce the Executive to serve in such position, the Company desires to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the agreements and covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     1.   Certain Defined Terms.

     In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

     (a.) "Act" means the Securities Exchange Act of 1934, as amended.

     (b.) "Board" means the Board of Directors of the Company.

     (c.) "Change in Control" means the occurrence during the Term of any of the following events:

          (i.) the acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (a "Person"), including as a result of a Business Combination (as defined in Section (c)(iii)), of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Act, of 25% or more of the combined voting power of the then outstanding Voting Stock of Scottish Re Group Limited (the "Parent Company"); provided, however, that for purposes of this


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                 Section 1(c)(i), the following acquisitions shall not
                 constitute a Change in Control: (A) any acquisition by the Parent Company of Voting Stock of the Parent Company, or (B) any acquisition of Voting Stock of the Parent Company by any employee benefit plan (or related trust) sponsored or maintained by the Parent Company or any Subsidiary; or

          (ii.) individuals who, as of the date hereof, constitute the Board of Directors of the Parent Company (the "Incumbent Board" (as modified by this Section 1(c)(ii))) cease for any reason to constitute at least a majority of the Parent Company's Board; provided however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Parent Company's shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Parent Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Parent Company's Board; or

          (iii.) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Parent Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, either
                 (A)(I) the individuals and entities who were the beneficial owners of Voting Stock of the Parent Company immediately prior to such Business Combination beneficially own in the aggregate, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Parent Company or all or substantially all of the Parent Company's assets either directly or through one or more subsidiaries), (II) no Person (other than the Parent Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Parent Company, any subsidiary or such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Parent Company, any Subsidiary or such entity resulting from such Business Combination)


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

                 beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (III) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Parent Company Board providing for such Business Combination, or (B) the same as Section 1(c)(iii)(A), except in clause (I), substituting "one-third" for "50%" and in clause (III), substituting "two-thirds" for "a majority"; or

          (iv.) approval by the shareholders of the Parent Company of a complete liquidation or dissolution of the Parent Company, except pursuant to a Business Combination that complies with clause (A) or (B) of Section 1(c)(iii).

     (d.) "Competitive Activity" means the Executive's participation, without the written consent of the Board, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise engages in substantial and direct competition with the Company if such enterprise's sale of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or
          (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

     (e.) "Director" means a member of the Board.

     (f.) "Ordinary Shares" means the ordinary shares, par value $0.01 per share, of the Parent Company.

     (g.) "Subsidiary" means an entity in which the Parent Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

     (h.) "Total Cash Compensation" means the sum of the (i) highest annual Base
          Salary in effect during the Term; and (ii) highest annual Incentive Bonus (as set forth in Section 6(b)) earned during the prior fiscal year.

     (i.) "Voting Stock" means securities entitled to vote generally in the election of directors.


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2.   Employment.

     The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company for the Term, upon the terms and conditions herein set forth.

3.   Term.

     The term of employment under this Agreement (the "Initial Term") shall commence on January 1, 2005 ("Commencement Date") and subject to earlier termination pursuant to Section 7, expire on the second anniversary of the Commencement Date, this Agreement will automatically be renewed for successive one-year periods (the "Additional Term"), subject to earlier termination pursuant to Section 7, unless either party provides written notice of non-renewal to the other pursuant to Section 13, for the Company at least ninety
(90) days and the Executive at least thirty (30) days, prior to the end of the Initial Term or any Additional Term. The Initial Term and any Additional Term shall be referred to under this Agreement as the "Term"; provided, however, that if a Change in Control occurs during the Term (as determined without regard to this clause), then the Term shall include the period ending on the first anniversary of the first occurrence of a Change in Control.

4.   Positions and Duties.

     (a.) During the Term, Executive will serve in the position of Executive
          Vice President Chief Operating Officer of the Company, or such other position as may be agreed upon by the Company and the Executive, and will have such duties, functions, responsibilities and authority as are (i) reasonably assigned to him by the Chief Executive Officer, consistent with Executive's position as Executive Vice President Chief Operating Officer or (ii) assigned to his office in the Company's charter documents. Executive will report directly to the Chief Executive Officer.

     (b.) During the Term, Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive will devote substantially all of his business time and attention to the performance of his duties to the Company. Notwithstanding the foregoing, Executive may (i) subject to the approval of the Board, serve as a director of a company, provided such service does not constitute a Competitive Activity, (ii) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic


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

          organizations, (iii) serve as an officer, director or trustee of, or otherwise participate in, any organizations and activities with respect to which Executive's participation was disclosed to the Company in writing prior to the date hereof and (iv) manage personal and family investments.

5.   Place of Performance.

     In connection with his employment during the Term, Executive will be based at the Company's principal executive offices or Denver, Colorado; provided, however, that Executive agrees and acknowledges that in view of the nature of the Company's business operations, Executive may be required in the performance of his duties to undertake substantial travel on behalf of the Company and, if necessary, requested to relocate to another executive office of the Company.

6.   Compensation and Related Matters.

     As compensation and consideration for the performance by Executive of his obligations pursuant to this Agreement, Executive shall be entitled to the following:

     (a.) Base Salary. During the Term, the Company shall pay Executive an annual base salary ("Base Salary") of $275,000, payable at the times and in the manner consistent with the Company's policies regarding compensation of executive employees. The Company agrees to review such compensation not less frequently than annually during the Term. Once increased, the Base Salary may not be decreased. The Base Salary as increased from time to time shall be referred to herein as "Base Salary".

     (b.) Incentive Bonus. For each calendar year that begins during the Term, the Company shall pay a cash bonus to Executive based on pre-established performance goals established by the Board. Any Incentive or Discretionary Bonus shall be payable at the times and in the manner consistent with the Company's policies regarding compensation of executive employees.

     (c.) Guaranteed Bonus. For the calendar year ending on December 31, 2005,
          Executive shall receive a guaranteed minimum bonus equal to $100,000 (the "Guaranteed Bonus") payable on December 31, 2005.

     (d.) Executive Benefits. During the Term, the Company will make available to Executive and his eligible dependents, participation in all Company-sponsored employee benefit plans including all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, or any equivalent


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          successor policies, plans, programs or arrangements that may now exist or be adopted hereafter by the Company.

     (e.) Club Dues and Expenses. The Company hereby agrees to reimburse
          Executive for club dues and expenses up to $5,000 per calendar year in accordance with the Company's policy regarding substantiation of expenses. The Company also agrees to provide Executive membership at Ballantyne Country Club. Such membership limited only by the terms and conditions of the Company's corporate membership with Ballantyne Country Club.

     (f.) Expenses. The Company will promptly reimburse Executive for all reasonable business expenses Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding substantiation of expenses.

     (g.) Vacation and Holidays. Executive shall be entitle to 20 days of paid vacation per annum, in accordance with the Company's vacation policy.

     (h.) Tax Abatement. Upon Executive's relocation during the Term to a jurisdiction which provides for taxation on personal income, the Company shall provide tax abatement assistance up to 75% in year one, 50% in year two, 25% in year three and no further tax abatement for years after year three.

     (i.) Initial Equity Compensation Grant. The Company shall grant Executive an option (the "Option") to purchase 5,000 Ordinary Shares of Holdings. Additionally, the Company shall grant Executive 2,300 restricted shares (the "Restricted Shares") of Holdings. Any grant to Executive under the 2004 Equity Incentive Compensation Plan shall be subject to the terms and conditions of the plan as well as the performance requirements expressly adopted by the Holdings' Board and/or Compensation Committee. A copy of the 2004 Equity Incentive Compensation Plan is attached hereto as Exhibit A.


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7.   Termination.

     (a.) Termination by the Company with Cause. The Company shall have the right to terminate Executive's employment at any time with Cause by providing a Notice of Termination to Executive in accordance with
          Section 7(g) not more than sixty (60) days after the Board's actual knowledge of the Cause event, and such termination shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, "Cause" shall mean: (i) habitual drug or alcohol use which impairs Executive's ability to perform his duties hereunder; (ii) Executive's conviction during Term by a court of competent jurisdiction, or a pleading of "no contest" or guilty to an arrestable criminal offense resulting in the imposition of a custodial sentence; (iii) Executive's engaging in fraud, embezzlement or any other illegal conduct with respect to the Company which acts are materially harmful to, either financially, or to the business reputation of the Company; (iv) Executive's willful breach of Section 9 hereof; (v) Executive's continued failure or refusal to perform his duties hereunder (other than such failure caused by Executive's Disability), after a written demand for performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties; or (vi) Executive otherwise breaches any material provision of this Agreement which is not cured, if curable, within thirty (30) days after written notice thereof. No act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     (b.) Death. In the event Executive dies during the Term, his employment shall automatically terminate effective on the date of his death, such termination shall not be deemed to be a breach of this Agreement, and the Company shall pay or provide to the Executive's beneficiaries or estate, as appropriate, as soon as practicable after the Executive's death, the amounts and benefits provided for in Section 8(d).

     (c.) Disability. In the event Executive shall suffer from a mental or physical disability which shall have prevented him from performing his material duties hereunder for a period of at least ninety (90) non-consecutive days within any 365 day period, the Company shall have the right to terminate Executive's employment for "Disability", such termination to be effective upon giving of notice thereof to the Executive in accordance with Section 7(g) hereof, such termination shall not be deemed to be a breach of this


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          Agreement, and the Company shall provide to the Executive the amounts and benefits provided for in Section 8(d). Executive's employment hereunder shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"); provided that Executive shall not have returned to full-time performance of his duties hereunder within thirty (30) days following receipt of such notice.

     (d.) Good Reason.

          i. Executive may terminate his employment with the Company for "Good Reason" and such termination shall not be deemed to be a breach of this Agreement. Executive shall have Good Reason if Executive has knowledge that one of the events described in Section 7(d)(ii) has occurred without Executive's written consent and (A) if the event is not curable, Executive gives a Notice of Termination to the Company pursuant to Section 7(g) within sixty
               (60) days after having knowledge of the event, or (B) if the event is curable, (I) Executive gives written notice to the Company thereof in accordance with Section 13 within sixty (60) days after having knowledge of the event, (II) such event has not been cured with thirty (30) days after the Executive gives notice of the event to the Company, and (III) Executive gives a Notice of Termination to the Company in accordance with Section 7(g) within thirty (30) days after the expiration of the Company's 30-day cure period.

          ii. For purposes of this Agreement, "Good Reason" shall mean (A) prior to a Change in Control, (I) a failure by the Company to comply with any material provision of this Agreement; (II) the liquidation, dissolution, merger consolidation or reorganization of the Company or all of its business and/or assets, unless the successor(s) assume all duties and obligations of the Company pursuant to Section 12(a); or (III) upon the provision of notice by the Company under Section 3 of non-renewal of the Agreement, and (B) on or after a Change in Control, (I) any of the events set forth in Section 7(d)(ii)(A); (II) any material and adverse change to Executive's duties or authority which are inconsistent with his title and position set forth herein; (III) a diminution of Executive's title or position; (IV) the relocation of Executive's office; (V) a reduction in Executive's Base Salary; or (VI) a material reduction of Executive's benefits provided pursuant to Section 6 other than a reduction permitted under terms and conditions of the applicable Company policy or benefit plan.


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     (e.) Without Good Reason. Executive may voluntarily terminate his employment with the Company without Good Reason by giving written notice to the Company as provided in Section 7(g). Such notice must be provided to the Company at least thirty (30) days prior to such termination. Such Termination shall not be deemed to be a breach of this Agreement.

     (f.) Without Cause. This Company shall have the right to terminate
          Executive's employment hereunder without Cause by providing written notice to Executive as provided in Section 7(g), and such termination shall not be deemed to be a breach of this Agreement. "Without Cause" shall mean for any reason other than Cause, Death or Disability, as provided in Sections 7(a), 7(b) and 7(c).

     (g.) Notice of Termination.

          (i.) Any termination of Executive's employment by the Company pursuant to Section 7(a), 7(c) or 7(f), or by Executive pursuant to Section 7(d) or 7(e), shall be communicated by a Notice of Termination to the other party hereto in accordance with this Section 7(g) and Section 13. For purposes of this Agreement, a "Notice of Termination" means a written notice that (A) indicated the specific termination provision in this Agreement relied upon, (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (C) if the Date of Termination (as defined in Section 7(h)) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or Company's rights hereunder.

          (ii.) Any Notice of Termination by the Company for Cause shall be ratified by a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office (excluding, for this purpose, the Executive, if the Executive is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to


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

                have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constitution "Cause" as defined in Section 7(a) and specifying the particulars thereof in detail.

     (h.) Date of Termination. "Date of Termination" means (i) if the
          Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (but not more than thirty (30) days thereafter), as the case may be (although such Date of Termination shall retroactively cease to apply if the circumstances providing the basis of termination for Cause or Good Reason are cured in accordance with Section 7(a) or 7(d) of this Agreement, as the case may be), (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date set forth in the Notice of Termination (iii) if Executive's employment is terminated by Executive without Good Reason, the Date of Termination shall be the date set forth in the Notice of Termination, but no sooner than thirty (30) days after such Notice of Termination is received by the Company and (iv) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive's death or the Disability Effective Date, as the case may be.

8.   Compensation upon Termination.

     If the Company or Executive terminates the Executive's employment during the Term, the Company shall pay to the Executive the amount(s) set forth below in a lump sum in cash upon the later of (i) five (5) business days after the Date of Termination or date of expiration of this Agreement, as the case may be,
(ii) the effective date of a release (if a release is required by this Section
8) or (iii) at the Executive's option, a date later than the dates specified in clauses (i) and (ii).

     (a.) Compensation upon Termination for Cause or Without Good Reason. In the event of termination of Executive's employment by the Company for Cause or by the Executive without Good Reason, or by reason of expiration of the Term (if applicable), the Company shall pay the Executive his accrued, but unpaid Base Salary, accrued vacation pay and unpaid business expenses through the Date of Termination (the "Compensation Payments"), and the Executive shall be entitled to no other compensation, except as otherwise due to the Executive under applicable law. The Executive shall not be entitled to the payment of any bonus or other incentive compensation for any portion of the fiscal year in which such termination occurs.


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     (b.) Compensation upon Termination by the Company Without Cause or upon
          Termination by the Executive for Good Reason. Subject to Section 8(c), in the event of the termination of the Executive's employment by the Company without Cause or upon termination of the Executive's employment by the Executive for Good Reason, the Company shall pay the Executive the Compensation Payments. In addition, conditioned upon receipt of the Executive's release of claims substantially in the form attached hereto as Exhibit B, subject to such changes as may be required to preserve the intent thereof for changes in applicable law, the Company shall pay or provide to the Executive (i) as a severance pay, an amount equal to the sum of one (1) full year's Total Cash Compensation (ii) earned, but unpaid Incentive Bonus for the year of termination, as determined in the good faith opinion of the Board base upon the relative achievement of performance targets through the Date of Termination (the "Termination Bonus"), and (iii) the welfare benefits set forth in Section 8(f). Notwithstanding the foregoing provisions of this Section 8(b), upon termination by the Executive for Good Reason due to Section 7(d)(ii)(A)(III) (Company's notice of non-renewal of the Agreement), the Company shall pay the Executive under Section 8(b)(i) an amount not less than one (1) full year's Total Cash Compensation, and any right of the Executive to receive termination payments and benefits under Section 8(b) shall be forfeited to the extent of any amounts payable or benefits to be provided after a material breach of any covenant set forth in Section 9.

     (c.) Compensation upon Termination in Connection with a Change in Control of the Company. If, within the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the first anniversary of such occurrence of a Change in Control or, if earlier, until the Executive's death the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, then the provisions of Section 8(b) shall be applicable. For purposes of the preceding sentence, if a Change in Control occurs and not more than one-hundred twenty (120) days prior to the date on which the Change in Control occurs, the Executive's employment is terminated by the Company without Cause, such termination of employment shall be deemed a termination of employment after a Change in Control if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.


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     (d.) Compensation upon Death or Disability. In the event of the Executive's death or the termination of employment due to Disability, the Company shall pay to the Executive (or beneficiaries, or estate, as the case may be) an amount equal to the sum of (i) the Compensation Payments and (ii) the Termination Bonus. Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

     (e.) Set-Off, Counterclaim or Late Payment. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the "prime rate" as set forth from time to time during the relevant period in The Wall Street Journal, "Money Rates" column, plus 4%. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

     (f.) Welfare Benefits. If the Executive becomes entitled to the benefits provided by Section 8(b) or 8(c), then in addition to such benefits, for a period following the Date of Termination equal to the greater of the remaining Term or twelve (12) months (the "Continuation Period"), the Company shall arrange to provide the Executive with health insurance, life insurance, and other medical benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Date of Termination (or, if greater, immediately prior to the reduction, termination, or denial described in Section 7(d)(ii)(B)(VI), if applicable). If and to the extent that any benefit described in this Section 8(f) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such benefits along with, in the case of any benefit described in this Section 8(f) that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes.


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     (g.) Scope and Non-duplication. The provision or payment of termination benefits under this Section 8 shall not affect any rights the Executive may have pursuant to any agreement, plan, policy, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms thereof or by the release described in
          Section 8; provided, however, that to the extent, and only to the extent, a payment or benefit that is paid or provided under this
          Section 8 would also be paid or provided under the terms of any applicable plan, program or arrangement, including, without limitation, any severance program, such applicable plan, program, agreement or arrangement shall be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

     (h.) Mitigation. In the event of the termination of the Executive's employment by the Company without Cause, or by the Executive with Good Reason, the Executive shall not be required to mitigate damages by seeking other employment or otherwise as a condition to receiving termination payments or benefits under this Agreement. No amounts earned by the Executive after the Executive's termination by the Company without Cause or by the Executive with Good Reason, whether from self-employment, as a common law employee, or otherwise, shall reduce the amount of any payment or benefit under any provision of this Agreement. Notwithstanding the foregoing, the Executive's coverage under the Company's group medical insurance as provided in
          Section 8(f) shall be reduced to the extent comparable welfare benefits are actually received by the Executive as soon as the Executive becomes covered under any group medical plan made available by another employer. The Executive shall report to the Company any such coverage actually received by the Executive.

     (i.) Resignations. Except to the extent requested by the Company, upon any termination of the Executive's employment with the Company, the Executive shall immediately resign all positions and directorships with the Company and each of its subsidiaries and affiliates.

9.   Competitive Activity; Confidentiality; Non-solicitation.

     (a.) Executive acknowledges that during the course of his employment with the Company the Executive will learn business information valuable to the Company and Parent Company and will form substantial business relationships with the Company's and Parent Company's clients. To protect the Company's and Parent Company's legitimate business interests in preserving its valuable confidential business information and client relationships, the Executive shall not without the prior written consent of the Company or Parent Company, which consent shall not be unreasonably withheld, (i) engage in any Competitive Activity during the Term and (ii) if the Executive shall have received or shall be receiving benefits under Section 8(b) or 8(c), engage in any Competitive Activity for a period ending on the first anniversary of the earlier of the Date of Termination or the date of expiration of this Agreement.

     (b.) During the Term, and in consideration for the Executive's agreement to enter into this Agreement, the Company and Parent Company agrees that it will disclose to Executive its Confidential or Proprietary Information (as defined in this Section 9(b)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby acknowledges the Company and Parent Company each has a legitimate business interest in protecting its Confidential or Proprietary Information and hereby covenants and agrees that he will not without the prior written consent of the Company or Parent Company, during the Term or thereafter (i) disclose to any person not employed by the Company or Parent Company, or use in connection with engaging I competition with the Company or Parent Company, any Confidential or Proprietary Information of the Company of Parent Company or (ii) remove, copy or retain in his possession any Company or Parent Company files or records. For purposes of this Agreement, the term "Confidential or Proprietary Information will include all information of any nature and in any form that is owned by the Company or Parent Company and that is not publicly available (other than by Executive's breach of this Section 9(b)) or generally known to persons engaged in business similar or related to those of the Company or Parent Company. Confidential or Proprietary Information will include, without limitation, the Company's and Parent Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. Confidential or Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality. The foregoing obligations imposed by this Section 9(b) shall not apply (x) during the Term, in the course of the business of and for the benefit of the Company or Parent Company, (y) if such Confidential or Proprietary Information will have become, through no fault of the Executive, generally known to the public or (z) if the Executive is required by law to make disclosure (after giving the Company or Parent Company notice and an opportunity to contest such requirement).

     (c.) The Executive hereby covenants and agrees that during the Term and for one (1) year after the Date of Termination Executive will not, without the prior written consent of the Company or Parent Company, which consent shall not unreasonably be withheld, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or Parent Company to give up employment or a business relationship with the Company or Parent Company, and the Executive shall not directly or indirectly solicit or hire employees of the Company or Parent Company for employment with any other employer.

     (d.) The Executive agrees that on or before the Date of Termination the Executive shall return all Company and Parent Company property, including without limitation all credit, identification and similar cards, keys and documents, books, records and office equipment. The Executive agrees that he shall abide by, through the Date of Termination, the Company's or Parent Company's policies and procedures for worldwide business conduct.

     (e.) Executive and Company agree that the covenants contained in this
          Section 9 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Section 9 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitle to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     (f.) Representations of the Executive. The Executive represents and warrants to the Company that:

          (i) (A) There are no restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent or make unlawful the Executive's execution of this Agreement or the Executive's employment under this Agreement, or that is or would be inconsistent, or in conflict with this Agreement or the Executive's employment under this Agreement, or would prevent, limit or impair in any way the performance by the Executive of the obligations under this Agreement; and (B) the Executive has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that the Executive has with any other employer, person or entity.

          (ii) Upon and after the Executive's termination or cessation of employment with the Company, and until such time as no obligations of the Executive to the Company hereunder exist, the
               Executive: (A) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in a competing business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof, provided that Executive shall first cause the compensation amounts hereunder to be deleted or not disclosed; and (B) shall notify the Company of the name and address of any such person, entity or association prior to the Executive's employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

10.  Withholding of Taxes.

     The Company may withhold from any amounts payable under this Agreement all applicable taxes that the Company is required to withhold pursuant to any applicable law, regulation or ruling.

11.  Legal Fees and Expenses.

     If it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorized Executive from time to time to retain counsel of Executive's choice at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. Without respect to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys, and related fees and expenses incurred by Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. Such payments shall be made within five (5) business days after delivery of Executive's written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. Notwithstanding the foregoing provisions of this Section 11, the obligations of the Company under this Section 11 shall not exceed, in the aggregate, $25,000.

12.  Dispute Resolution.

     Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in North Carolina) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 15 and only in the event the Company has not brought an action in a court of competent jurisdiction to enforce the covenants in Section 9. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator's determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Company and the Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Executive's share of such expenses shall not exceed the maximum permitted by law. Any arbitration or action pursuant to this Section 11 shall be governed by and construed in accordance with the substantive laws of North Carolina without giving effect to the principles of conflict of laws of such State.

     Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive's covenants in Section 99, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in North Carolina, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive's covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

13.  Successors and Binding Agreement.

     a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

     b. This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     c. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

14.  Notices.

     For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by an internationally recognized overnight courier service, addressed to the Company (to the attention of the Chairman of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

15.  Governing Law.

     The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of North Carolina, without giving effect to the principles of conflict of laws, except as expressly provided herein. In the event the Company exercises its discretion under Section 9(e) to bring an action to enforce the covenants contained in Section 9 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

16.  Validity.

     Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant in
Section 9 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant shall be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

17.  Miscellaneous.

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation shall also include any successor thereto.

18.  Survival.

     Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 8, 9, 10, 11, 12 and 13(b) will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

19.  Beneficiaries.

     The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 14. In the event of the Executive's death or a judicial determination of the Executive's incompetence, reference in this Agreement to the "Executive" shall be deemed, where appropriate, to be the Executive's beneficiary, estate or other legal representative.

20.  Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

21.  Entire Agreement.

     The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.



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                                 Page 20 of 21

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.


                                          /s/ Gary Dombowsky
                                          --------------------------------------
                                          Gary Dombowsky



                                          SCOTTISH HOLDINGS, INC.



                                          By: /s/ Paul Goldean
                                              ----------------------------------
                                          Name:  Paul Goldean
                                          Title: EVP General Counsel



                                 Page 21 of 21